Exhibit 99.1

Board Action...

                              CONSENT OF DIRECTORS
                              THE DENIM GROUP, INC
                               IN LIEU OF MEETING



         Pursuant to the provisions of Revised Nevada Statues, Business Corporation Act, as amended by the undersigned director of The Denim Group Inc. , a Nevada Corporation acting by unanimous written consent, hereby adopt the following corporate resolution and hereby consent to the actions set forth therein.

         The execution of this consent which may be accomplished in counterparts shall constitute a written waiver of any notice required by the Nevada Business Corporations Act of this corporation's capital of Articles of Incorporation and by laws.


         RESOLVED: That the Company is authorized to approve......



                  (a) a duly filed certificate of designation, pursuant to NRS
Section 78.1955, authorizing 1,000,000 shares of Series B Preferred Stock of KDMV (the "Series B Shares"), with the following rights, preferences, privileges and characteristics: (i) the Series B Shares shall be junior to the Series A Preferred Shares but shall be senior to the Common Stock with respect to the right to receive distributions or the proceeds of a corporate liquidation, merger, statutory share exchange or similar extraordinary transaction; (ii) each of the Series B Shares shall vote with the Series A Shares and the Common Stock and shall be entitled to one vote per share; and (iii) each of the Series B Shares shall be convertible into 25 shares of Common Stock, allowing for up to 25,000,000 shares to be converted after giving effect to the Reverse Stock Split (or 2,500 shares of Common Stock before giving effect to the Reverse Stock Split), with conversion being at the sole option of the holder the Series B Shares (upon ten days' prior written notice to KDMV), following a change in control KDMV.




 ss:// Gene Jackson
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